As filed with the Securities and Exchange Commission on April 23, 2003
Registration No. 333-____________

__________________________________________________________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_______________

SEROLOGICALS CORPORATION

(Exact Name of Issuer as Specified in Its Charter)

Delaware	58-2142225
(State or Other Jurisdiction of	(I.R.S. Employer Identification
Incorporation or Organization)	Number)

5655 Spalding Drive
Norcross, Georgia 30092
(Address of Principal Executive Offices) (Zip Code)

_______________

SEROLOGICALS CORPORATION
UK SHARE INCENTIVE PLAN
(Full Title of the Plan)

_______________

Harold W. Ingalls
Vice President, Finance and Chief Financial Officer
Serologicals Corporation
5655 Spalding Drive
Norcross, Georgia 30092
(678) 728-2000
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Phillip A. Theodore, Esq.
King & Spalding LLP
191 Peachtree Street
Atlanta, Georgia 30303
(404) 572-4600

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities	Amount	Offering Price	Aggregate	Amount of
to be Registered	to be Registered(1)	Per Share(2)	Offering Price	Registration Fee

Common Stock, par value
$0.01 per share (3)	100,000 shares	$7.68	$768,000	$63.00

(1)	Pursuant to Rule 416(a), this Registration Statement also covers such additional securities as may become issuable under the Serologicals Corporation UK Share Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sale prices of the Registrant’s Common Stock as quoted on The Nasdaq National Market on April 16, 2003.

(3)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

CALCULATION OF REGISTRATION FEE
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
EX-4.1 UK SHARE INCENTIVE PLAN
EX-5.1 OPINION OF KING & SPALDING LLP
EX-23.1 CONSENT OF DELOITTE & TOUCHE LLP
EX-23.2 CONSENT OF SWENSON CORPORATION

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The documents containing the information specified in Part I will be sent or given to UK Share Incentive Plan participants of Serologicals Corporation, a Delaware corporation (the “Registrant”), as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT

      This Registration Statement on Form S-8 relates to 100,000 shares of common stock, par value $.01 per share (the “Common Stock”), of the Registrant to be issued pursuant to the Serologicals Corporation UK Share Incentive Plan.

Item 3.    Incorporation of Documents by Reference

The following documents, which have been filed by the Registrant with the Commission, are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K filed with the Commission on March 26, 2003 for the period ended December 29, 2002.

(b)	The Registrant’s Current Report on Form 8-K filed with the Commission on April 11, 2003.

(c)	The description of the Registrant’s Common Stock, par value $0.01 per share, which is contained in a Registration Statement on Form 8-A filed on May 17, 1995 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the time of filing of such documents. Any statement contained in the documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Additional Information Regarding Arthur Andersen LLP.

     The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the years ended December 30, 2001 and December 31, 2000 have been so incorporated in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting in giving such reports. The Registrant has not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to the inclusion of its report in this Registration Statement, and the Registrant has not filed that consent in reliance of Rule 437a promulgated under the Securities Act.

     Because Arthur Andersen has not consented to the inclusion of its report in this Registration Statement, a person’s ability to assert claims against Arthur Andersen may be limited. In particular, because of this lack of consent, one will not be able to sue Arthur Andersen under Section 11(a)(4) of the Securities Act for untrue statements of a material fact, if any, contained in the financial statements required to be in those financial statements.

Item 4.    Description of Securities.

     Not applicable.

Item 5.    Interest of Named Experts and Counsel.

     Not applicable.

Item 6.    Indemnification of Directors and Officers.

     The indemnification of officers and directors of the Registrant is governed by Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Amended and Restated Certificate of Incorporation of the Registrant. Among other things, the DGCL permits indemnification of a director, officer, employee or agent in civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation) to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the corporation or the fact that such person is or was serving in a similar capacity with another entity at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

     No indemnification may be made in any such suit to any person adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability, such person is under all circumstances, fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Under the DGCL, to the extent that a director, officer, employee or agent is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the corporation), he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the corporation only as authorized in the specific case upon a determination that the applicable standard of conduct has been met by the party to be indemnified. The determination must be made (1) by a majority vote of the directors who were not parties to the action even though less than a quorum, (2) by a committee of such directors designated by a majority vote of such directors, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. The DGCL provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. The DGCL also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

     The Amended and Restated Certificate of Incorporation of the Registrant, as amended (the “Certificate”), provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the date when the provisions become effective.

     In addition, the Certificate provides that directors, officers and others shall be indemnified to the fullest extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended), against any and all expense, liability and loss (including settlement) reasonably incurred or suffered by such person in connection with such service. The Certificate further provides that, to the extent permitted by law, expenses so incurred by any such person in defending any such proceeding shall, at his request, be paid by the Registrant in advance of the final disposition of such action or proceeding.

     The Certificate provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or acquire under any law, provision of By-laws or otherwise.

     Pursuant to indemnification agreements with certain of its executive officers and directors the Registrant has agreed to indemnify such persons (including their respective heirs, executors and administrators) to the fullest extent permitted by the DGCL against all expenses and liabilities reasonably incurred in connection with or arising out of any action, suit or proceeding in which such executive officer or director may be involved by reason of having been a director or officer of the Registrant or any subsidiary thereof.

     The Registrant maintains directors and officers liability and company reimbursement insurance which, among other things (i) provides for payment on behalf of its officers and directors against loss as defined in the policy stemming from acts committed by directors and officers in their capacity as such and (ii) provides for payment on behalf of the Registrant against such loss but only when the Registrant shall be required or permitted to indemnify directors or officers for such loss pursuant to statutory or common law or pursuant to duly effective certificate of incorporation or by-law provisions.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits

The following exhibits are filed as part of this Registration Statement:

4.1	Serologicals Corporation UK Share Incentive Plan.

4.2	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K for the period ending December 29, 2002).

4.3	Amended and Restated By-laws (incorporated herein by reference to Exhibit 3.4 of the Company’s Registration Statement on Form S-1 (File No. 33-91176), effective June 14, 1995).

4.4	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (File No. 33-91176), effective June 14, 1995).

4.5	Specimen Form of Rights Certificate (incorporated herein by reference to Exhibit 2.1 of the Company’s Registration Statement on Form 8-A filed August 10, 1999).

4.6	Form of Rights Agreement, dated as of August 2, 1999, between the Registrant and State Street Bank & Trust Company, N.A. (incorporated herein by reference to Exhibit 2.2 of the Company’s Registration Statement on Form 8-A filed August 10, 1999).

4.7	Form of Certificate of Designation, Preferences and Rights of Series B Preferred Stock (incorporated herein by reference to Exhibit 2.3 of the Company’s Registration Statement on Form 8-A filed August 10, 1999).

4.8	Summary of Rights Plan (incorporated herein by reference to Exhibit 2.4 of the Company’s Registration Statement on Form 8-A filed August 10, 1999).

5.1	Opinion of King & Spalding LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Swenson Corporation.

23.3	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a under the Securities Act of 1933).

23.4	Consent of King & Spalding LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page to this Registration Statement).

Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (ii) do not apply if the Registration Statement is on Form S-3 or S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on this 18th day of April, 2003.

SEROLOGICALS CORPORATION

By:	/S/ David A. Dodd

David A. Dodd
President, Chief Executive Officer
and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below constitutes and appoints David A. Dodd and Harold W. Ingalls, and each of them (with full power of each of them to act alone), his true and lawful attorneys-in-fact, with full power of substitution and resubstitution for him and on his behalf, and in his name, place and stead, in any and all capacities to execute and sign any and all amendments or post-effective amendments to this Registration Statement or any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ David A. Dodd David A. Dodd	President, Chief Executive Officer and Director (Principal Executive Officer)	April 18, 2003

/S/ Harold W. Ingalls Harold W. Ingalls	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	April 18, 2003

/S/ Samuel R. Schwartz Samuel R. Schwartz	Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	April 18, 2003

/S/ Desmond H. O’Connell, Jr. Desmond H. O’Connell, Jr.	Chairman of the Board of Directors	April 17, 2003

/S/ Wade Fetzer, III Wade Fetzer, III	Director	April 18, 2003

/S/ Ronald G. Gelbman Ronald G. Gelbman	Director	April 17, 2003

/S/ George M. Shaw, M.D., Ph.D. George M. Shaw, M.D., Ph.D.	Director	April 18, 2003

/S/ Lawrence E. Tilton Lawrence E. Tilton	Director	April 18, 2003

/S/ Gerard M. Moufflet Gerard M. Moufflet	Director	April 18, 2003

/S/ Ralph E. Christoffersen, Ph.D. Ralph E. Christoffersen, Ph.D.	Director	April 18, 2003

Pursuant to the requirements of the Securities Act of 1933, Abbey National AESOP Trustees Limited have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of South Hampton, United Kingdom, on April 18, 2003.

SEROLOGICALS CORPORATION UK SHARE INCENTIVE PLAN

By:	Abbey National AESOP Trustees Limited, Trustee

	By:	/S/ Peter William Robins

Name: Peter William Robins
Title: Head of Sales, Employee Share Plans

EXHIBIT INDEX

Exhibit

4.1	Serologicals Corporation UK Share Incentive Plan.

4.2	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K for the period ending December 29, 2002).

4.3	Amended and Restated By-laws (incorporated herein by reference to Exhibit 3.4 of the Company’s Registration Statement on Form S-1 (File No. 33-91176), effective June 14, 1995).

4.4	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (File No. 33-91176), effective June 14, 1995).

4.5	Specimen Form of Rights Certificate (incorporated herein by reference to Exhibit 2.1 of the Company’s Registration Statement on Form 8-A filed August 10, 1999).

4.6	Form of Rights Agreement, dated as of August 2, 1999, between the Registrant and State Street Bank & Trust Company, N.A. (incorporated herein by reference to Exhibit 2.2 of the Company’s Registration Statement on Form 8-A filed August 10, 1999).

4.7	Form of Certificate of Designation, Preferences and Rights of Series B Preferred Stock (incorporated herein by reference to Exhibit 2.3 of the Company’s Registration Statement on Form 8-A filed August 10, 1999).

4.8	Summary of Rights Plan (incorporated herein by reference to Exhibit 2.4 of the Company’s Registration Statement on Form 8-A filed August 10, 1999).

5.1	Opinion of King & Spalding LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Swenson Corporation.

23.3	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a under the Securities Act of 1933).

23.4	Consent of King & Spalding LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page to this Registration Statement).